Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 24, 2013
No. 1349

Coherent, Inc. Reports First Fiscal Quarter Results

SANTA CLARA, CA, January 24, 2013 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its first fiscal quarter ended December 29, 2012.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	Dec. 29,	Sept. 29,	Dec. 31,
	2012	2012	2011
GAAP Results
(in millions except per share data)
Bookings	$176.0	$169.3	$201.8
Net sales	$183.2	$188.7	$190.8
Net income	$14.2	$12.5	$17.1
Diluted EPS	$0.58	$0.52	$0.71

Non-GAAP Results
(in millions except per share data)
Net income	$17.7	$17.1	$19.7
Diluted EPS	$0.73	$0.71	$0.82

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended December 29, 2012, Coherent announced net sales of $183.2 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $14.2 million, or $0.58 per diluted share.  These results compare to net sales of $190.8 million and net income of $17.1 million, or $0.71 per diluted share, for the first quarter of fiscal 2012. Non-GAAP net income for the first quarter of fiscal 2013 was $17.7 million, or $0.73 per diluted share.  Non-GAAP net income for the first quarter of fiscal 2012 was $19.7 million, or $0.82 per diluted share.  For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Net sales for the fourth quarter of fiscal 2012 were $188.7 million and net income, on a GAAP basis, was $12.5 million, or $0.52 per diluted share. Coherent’s results for the fourth quarter of fiscal 2012 included a charge of approximately $4.3 million after tax due to the write-off of previously acquired intangible assets and inventories and a tax benefit of approximately $2.8 million due to the release of tax valuation allowances. Non-GAAP net income for the fourth quarter of fiscal 2012 was $17.1 million, or $0.71 per diluted share.

Bookings received during the first fiscal quarter ended December 29, 2012 of $176.0 million decreased 12.8% from $201.8 million in the same prior year period and increased by 3.9% compared to bookings of $169.3 million in the immediately preceding quarter.  The book-to-bill ratio was 0.96, resulting in backlog of $348.1 million at December 29, 2012, compared to a backlog of $352.8 million at September 29, 2012 and a backlog of $365.5 million at December 31, 2011.

“Demand improved modestly on a sequential basis as customers in advanced packaging and instrumentation started to rebuild their inventories.  Orders for service from semicap customers also increased as utilization rates began to inch back up.  We also remain very enthusiastic about the FPD market where penetration of LTPS displays continues to rise.  On a combined basis, these are early, positive indicators supporting a recovery thesis in the second half of calendar 2013,” stated John Ambroseo, Coherent’s President and CEO.

“Our acquisition of Lumera completes a multi-pronged strategy in the area of short-pulse lasers targeting an increasing number of commercial applications including the cutting of strengthened glass, cataract surgery and cold marking of metals and plastics.  Lumera products and technologies complement Coherent’s existing portfolio as well as our recent additions from Innolight and MiDAZ.  The resulting building blocks allow us to provide configurable solutions with market leading performance, reliability, size and cost in a market that we project to grow to $400 million or more by 2016, “Ambroseo said.

Coherent ended the quarter with cash, cash equivalents and short term investments of $179.8 million, a decrease of $45.1 million from cash, cash equivalents and short term investments of $224.9 million at September 29, 2012. During the first quarter of fiscal 2013, the Company paid a one-time cash dividend to its shareholders of $24.0 million, acquired Lumera Laser for approximately $51 million in cash and acquired Innolight Innovative Laser and Systemtechnik GmbH for approximately $18 million in cash.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Dec. 29,	Sept. 29,	Dec. 31,
	2012	2012	2011

Net sales	$183,202	$188,654	$190,767
Cost of sales (A) (B) (C)	105,567	110,921	110,408
Gross profit	77,635	77,733	80,359
Operating expenses:
Research & development (A) (B)	19,301	19,852	18,779
Selling, general & administrative (A) (B)	36,982	35,617	34,631
Intangibles amortization (C)	854	5,406	1,636
Total operating expenses	57,137	60,875	55,046
Income from operations	20,498	16,858	25,313
Other income (expense), net(B)	(1,437)	1,299	518
Income before income taxes	19,061	18,157	25,831
Provision for income taxes(D)	4,908	5,609	8,780
Net income	$14,153	$12,548	$17,051

Net income per share:
Basic	$0.60	$0.53	$0.73
Diluted	$0.58	$0.52	$0.71

Shares used in computation:
Basic	23,770	23,629	23,462
Diluted	24,222	24,095	23,961

(A)      Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

	Three Months Ended
Stock-related compensation	Dec. 29,	Sept. 29,	Dec. 31,
expense	2012	2012	2011
Cost of sales	$435	$407	$369
Research & development	476	397	393
Selling, general & administrative	4,083	3,201	3,260
Impact on income from operations	$4,994	$4,005	$4,022

For the quarters ended December 29, 2012, September 29, 2012 and December 31, 2011, the impact on net income, net of tax was $3,511 ($0.14 per diluted share), $3,076 ($0.13 per diluted share) and $2,694 ($0.11 per diluted share), respectively.

(B)      Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended
Deferred compensation	Dec. 29,	Sept. 29,	Dec. 31,
expense (benefit)	2012	2012	2011
Cost of sales	$14	$34	$4
Research & development	62	154	19
Selling, general & administrative	426	1,028	116
Impact on income from operations	$502	$1,216	$139

For the quarters ended December 29, 2012, September 29, 2012 and December 31, 2011, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $294, income of $1,207 and expense of $54, respectively.

(C)      The quarter ended September 29, 2012 includes a $4,260 ($4,260 net of tax ($0.18 per diluted share)) charge due to the write-off of previously acquired intangible assets ($3,970 recorded in intangibles amortization) and inventories ($290 recorded in cost of sales).

(D)      The quarter ended September 29, 2012 includes a $2,790 ($0.12 per diluted share) benefit due to decreases in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	December 29, 2012	September 29, 2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$179,777	$224,929
Accounts receivable, net	126,010	144,345
Inventories	169,002	160,113
Prepaid expenses and other assets	76,694	85,098
Total current assets	551,483	614,485
Property and equipment, net	116,574	115,096
Other assets	229,047	151,191
Total assets	$897,104	$880,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$15	$17
Accounts payable	29,396	29,088
Other current liabilities	129,160	124,683
Total current liabilities	158,571	153,788
Other long-term liabilities	67,269	55,328
Total stockholders’ equity	671,264	671,656
Total liabilities and stockholders’ equity	$897,104	$880,772

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended
	December 29, 2012	September 29, 2012	December 31, 2011
GAAP net income	$14,153	$12,548	$17,051
Stock-related compensation expense	3,511	3,076	2,694
Write-off of intangibles and inventory	—	4,260	—
Non-recurring tax expense (release) items	—	(2,790)	—
Non-GAAP net income	$17,664	$17,094	$19,745

Non-GAAP net income per diluted share	$0.73	$0.71	$0.82

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to any timing for or occurrence of a market, demand or economic recovery, FPD market penetration by LTPS displays, projected growth (if any) of the short-pulse laser market and the size thereof, the timing and ability of the Company to create products utilizing the assets of the Lumera, Innolight and MiDAZ acquisitions and the achievement, amount and timing of any incremental sales as related to the acquisition of Lumera, Innolight and MiDAZ. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, growth in demand for FPD products, the demand for and use of short-pulse lasers in commercial applications, our successful implementation of our customer design wins, our successful implementation and utilization of the assets acquired from our Lumera, Innolight and MiDAZ acquisitions, our ability to successfully integrate Lumera, Innolight and MiDAZ into our operations, our and our customers’ exposure to risks associated with worldwide economic conditions and, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000